PROSPECTUS SUPPLEMENT                                                                                           File No. 333-83374
----------------------                                                                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated April 1, 2002)
Prospectus Supplement Number: 2232


                                                      Merrill Lynch & Co., Inc.
                                                     Medium-Term Notes, Series B
                                             Due Nine Months or More from Date of Issue

                                                         Floating Rate Notes

Principal Amount:         $227,800,000                              Original Issue Date:                     June 11, 2002

CUSIP Number:             59018Y NA 5                               Stated Maturity Date:                    June 11, 2004



Interest Calculation:                                               Day Count Convention:
--------------------                                                --------------------
/x/ Regular Floating Rate Note                                      /x/ Actual/360
/ / Inverse Floating Rate Note                                      / / 30/360
    (Fixed Interest Rate):                                          / / Actual/Actual



Interest Rate Basis:
-------------------
/x/ LIBOR                                                           / / Commercial Paper Rate
/ / CMT Rate                                                        / / Eleventh District Cost of Funds Rate
/ / Prime Rate                                                      / / CD Rate
/ / Federal Funds Rate                                              / / Other (see attached)
/ / Treasury Rate
Designated CMT Page:                                                Designated LIBOR Page:
      CMT Telerate Page:                                                             LIBOR Telerate Page: 3750
      CMT Reuters Page:                                                              LIBOR Reuters Page:


Index Maturity:           Three Months                              Minimum Interest Rate:                   Not Applicable



Spread:                   + 0.25%                                   Maximum Interest Rate:                   Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue       Spread Multiplier:                       Not Applicable
                          Date was an Interest Reset Date

Interest Reset Dates:     Quarterly, on the 11th of March, June, September and December, commencing on
                          September 11, 2002, subject to modified following Business Day convention.


Interest Payment Dates:   Quarterly, on the 11th of March, June, September and December, commencing on
                          September 11, 2002, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                          ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated June 5, 2002 (the "Agreement"), between the Company and the
                          Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                    Principal Amount of the Notes
                          ------------                                    -----------------------------
                          Merrill Lynch, Pierce, Fenner & Smith                            $218,688,000
                                      Incorporated
                          HSBC Securities (USA) Inc.                                         $4,556,000
                          ABM AMRO Incorporated                                              $4,556,000
                                                                                            ------------
                                                   Total                                   $227,800,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                          Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    June 5, 2002